Exhibit 99.1

SeaBright Insurance Holdings, Inc. 1501 4th Avenue Suite 2600 Seattle, WA 98101	Contact: SeaBright Insurance Holdings, Inc. Scott H. Maw Senior Vice President and Chief Financial Officer 206-269-8500 investor@sbic.com

SeaBright Insurance Holdings Reports Fourth Quarter
And Year End 2009 Results

Seattle, WA – March 2, 2010 – SeaBright Insurance Holdings, Inc. (NYSE: SBX) today announced results for the quarter and year ended December 31, 2009.

For the fourth quarter of 2009, net loss was ($1.4 million) or ($0.07) per diluted share, compared to net income of $10.2 million or $0.48 per diluted share for the same period in 2008.  Total revenue for the quarter was $69.6 million versus $75.9 million in the year-earlier period.  For the fourth quarter, net premiums earned were $62.0 million compared to $67.6 million for the same period in 2008, a decrease of 8.3%.

For the year ended December 31, 2009, net income was $13.5 million or $0.63 per diluted share compared to $29.3 million or $1.38 per diluted share in the same period in 2008.  Total revenue for the period increased 3.4% to $276.5 million compared to $267.3 million for the same period in 2008.  For the year ended December 31, 2009, net premiums earned were $244.4 million compared to $248.6 million for the comparable period in 2008.

John Pasqualetto, SeaBright’s Chairman, President and Chief Executive Officer, said, “During the fourth quarter, we strengthened our reserves by $8.5 million for the prior accident years, primarily to reflect our experience in California and Illinois. Although this prudent action negatively impacted our fourth quarter profit, it demonstrates our continued commitment to disciplined balance sheet integrity.

“While our fourth quarter revenue was down year-over-year, we are encouraged by the double digit rate increases achieved in California during the quarter, a trend we expect to continue.  Compared to the prior year, our 2009 revenue and customer count increased 3.4% and 36.6%, respectively, despite recessionary headwinds and increased competition. Our 99.8% combined ratio for 2009 marks our sixth consecutive year of underwriting profitability.  Furthermore, our book value per share grew by 9.2% in 2009, driven by positive operating results and substantial improvement in the valuation of our investment portfolio.  We produced strong positive cash flows of $68 million.

 “We enter 2010 with a strong balance sheet and a historical high level of capitalization and liquidity. We are well positioned, and in the long run, expect to benefit directly from a recovering economy and improved profit potential as the prolonged soft market takes its toll on weaker competitors,” Pasqualetto added.

The net loss ratio for the fourth quarter of 2009 was 80.6% compared to 59.2% in the same period of 2008. During the fourth quarter of 2009, on a pre-tax basis, the Company recognized $8.5 million in reserve strengthening of prior years’ loss reserve estimates, compared to approximately $1.3 million of reserve strengthening of prior years' loss reserve estimates in the fourth quarter of 2008.

Total underwriting expenses for the fourth quarter 2009 were $19.0 million compared to $20.5 million in the prior year period. The net underwriting expense ratio for the fourth quarter was 30.6% compared to 30.2% in the same period in 2008.

The net combined ratio for the fourth quarter of 2009 was 111.2% compared to 89.4% for the same period in 2008.

A reconciliation of calendar year and accident year combined ratios, reflecting reserve development that occurred in the calender year, is as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Calendar year combined ratio	111.2%	89.4%	99.8%	85.2%
Prior accident year items (favorable (unfavorable) reserve development):
Loss and ALAE reserves	(13.7%)	(1.9%)	(5.9%)	7.9%
ULAE reserves	3.8%	0.6%	2.1%	0.4%
Accident year combined ratio	101.3%	88.1%	96.0%	93.5%

Net investment income for the fourth quarter of 2009 was $5.9 million compared to $5.8 million for the same period in 2008 as the Company continues to record positive cash flow from operations offset by a lower interest rate environment.

At December 31, 2009, SeaBright had over 1,500 customers, an increase of over 36% compared to the same period in 2008. At December 31, 2009, the average premium size per customer was approximately $198,000 compared to approximately $248,000 at December 31, 2008, a reflection of SeaBright’s continued geographic diversification, lower premium rates and the introduction of our Alternative Markets and Small Maritime Program products.

The net loss ratio was 70.0% for the year ended December 31, 2009 compared to 56.7% in the same period in 2008.  For the year ended December 31, 2009, on a pre-tax basis, the Company recognized $14.4 million of adverse development of prior years’ loss reserve estimates, compared to $19.7 million of favorable development recognized in the same period of 2008.

Total underwriting expenses for the year ended December 31, 2009 were $73.0 million compared to $71.2 million in the prior year period and the net underwriting expense ratio was 29.8% compared to 28.5% in the same period in 2008.

For the year ended December 31, 2009, the net combined ratio was 99.8% compared to 85.2% for the same period in 2008.

At December 31, 2009, the Company had $626.6 million in fixed income securities. The Company regularly reviews its investment portfolio for other-than-temporary impairment declines in fair value considering, among other things, the underlying credit quality of any insured or uninsured bonds. The Company recorded no other-than-temporary impairment charges in the fourth quarters of 2009 and 2008.

As of December 31, 2009, the overall credit quality of the Company’s $344.6 million fixed income municipal portfolio (including secondary insurance) stood at AA/AA-. With secondary insurance removed, the average rating of the municipal portfolio would be AA-. As of December 31, 2009, the Company had $212.3 million in insured municipal bonds with a weighted average credit rating of AA-. The underlying rating of the insured bonds was AA-/A+. The Company also had $132.3 million in uninsured municipal bonds with a weighted average credit rating of AA.

At December 31, 2009, the Company had $15.2 million invested in collateralized mortgage obligations, $1.5 million in adjustable rate mortgages, $1.4 million in asset- backed securities, and $41.3 million in commercial mortgage-backed securities, none of which were direct sub prime.

About SeaBright Insurance Holdings, Inc.
SeaBright Insurance Holdings, Inc. is an insurance holding company whose wholly owned subsidiary, SeaBright Insurance Company, operates as a specialty underwriter of multi-jurisdictional workers’ compensation insurance.  SeaBright Insurance Company distributes its maritime, alternative dispute resolution and state act products through selected independent insurance brokers and through its in-house wholesale broker affiliate, PointSure Insurance Services.  SeaBright Insurance Company provides workers' compensation coverage to employers in selected regions nationwide.  To learn more about SeaBright Insurance Company and SeaBright Insurance Holdings, Inc., visit our website at www.sbic.com.

Conference Call
The Company will host a conference call on Tuesday, March 2, 2010 at 4:30 p.m. Eastern Time featuring remarks by John G. Pasqualetto, Chairman, President and Chief Executive Officer of SeaBright Holdings, Richard J. Gergasko, Chief Operating Officer, Scott H. Maw, Senior Vice President and CFO, and M. Philip Romney, Vice President of Finance and Principal Accounting Officer. The conference call will be available via webcast and can be accessed through the Investor Relations section of the Company’s website at http://investor.sbic.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is 888-312-9865 (domestic) or 719-325-2431 (international), Passcode: 9170504. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through March 9, 2010, at 888-203-1112 (domestic) or 719-457-0820 (international), Passcode: 9170504.  The online archive of the webcast will be available on the Company’s website for 30 days following the call.

Cautionary Statement
Some of the statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company's actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues on our business; the geographic concentration of our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M Best rating of our insurance subsidiary; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our investment objectives; the effects of intense competition; the loss of one or more principal employees; the inability to acquire additional capital on favorable terms; a failure of independent insurance brokers to adequately market our products; the loss of our rights to fee income and protective arrangements that were established in connection with the acquisition of our business; and the effects of acts of terrorism or war. More information about these and other factors that potentially could affect our financial results is included in our 2008 Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission on March 16, 2009, and in our other public filings filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.

# # #

Set forth in the tables below are unaudited summary results of operations for the three month and twelve month periods ended December 31, 2009 and 2008 as well as selected balance sheet data as of December 31, 2009 and 2008. The following information is preliminary and unaudited and is subject to change until final results are publicly distributed upon the filing of the Company’s 2009 annual report on Form 10-K.  The Company currently expects to file its audited consolidated financial statements with the U.S. Securities and Exchange Commission as part of its 2009 annual report on Form 10-K in a timely fashion on or before March 16, 2010.

SEABRIGHT INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2009	December 31, 2008
	(Unaudited)	(Audited)
	(in thousands)
ASSETS

Fixed income securities available-for-sale, at fair value	$626,608	$522,289
Equity securities available-for-sale, at fair value	-	8,856
Preferred stock available-for-sale, at fair value	-	360
Cash and cash equivalents	12,896	22,872
Accrued investment income	6,734	6,054
Premiums receivable, net of allowance	14,477	16,374
Deferred premiums	182,239	163,322
Service income receivable	317	322
Reinsurance recoverable	34,339	18,544
Due from reinsurer	6,707	9,125
Receivable under adverse development cover	3,010	4,179
Prepaid reinsurance	6,760	1,619
Property and equipment, net	5,356	5,190
Federal income tax recoverable	4,774	1,671
Deferred income taxes, net	21,861	25,144
Deferred policy acquisition costs, net	25,537	23,175
Intangible assets, net	1,431	1,225
Goodwill	4,321	4,212
Other assets	7,494	8,154
Total assets	$964,861	$842,687

LIABILITIES AND STOCKHOLDERS’ EQUITY

Unpaid loss and loss adjustment expense	$351,496	$292,027
Unearned premiums	175,766	155,931
Reinsurance funds withheld and balances payable	7,312	1,615
Premiums payable	4,786	6,783
Accrued expenses and other liabilities	54,028	49,518
Surplus notes	12,000	12,000
Total liabilities	605,388	517,874

Commitments and contingencies	-	-

Stockholders’ equity:
Series A preferred stock, $0.01 par value; 750,000 shares authorized; no shares issued and outstanding	-	-
Undesignated preferred stock, $0.01 par value; 10,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.01 par value; 75,000,000 shares authorized; issued and outstanding – 21,675,786 shares at December 31, 2009 and 21,392,854 shares at December 31, 2008	217	214
Paid-in capital	205,079	200,893
Accumulated other comprehensive income (loss)	12,927	(4,009)
Retained earnings	141,250	127,715
Total stockholders’ equity	359,473	324,813
Total liabilities and stockholders’ equity	$964,861	$842,687

SEABRIGHT INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(in thousands, except share and earnings per share information)
Revenue: (1)
Premiums earned	$61,967	$67,550	$244,427	$248,644
Claims service income	229	208	1,011	959
Other service income	60	67	207	246
Net investment income	5,946	5,753	23,132	22,605
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	–	–	(258)	(13,405)
Less portion of losses recognized in accumulated other comprehensive income (loss)	–	–	–	–
Net impairment losses recognized in earnings	–	–	(258)	(13,405)
Other net realized losses recognized in earnings	(388)	(75)	(171)	(476)
Other income	1,824	2,418	8,132	8,689
	69,638	75,921	276,480	267,262
Losses and expenses:
Loss and loss adjustment expenses	50,177	40,216	172,169	141,935
Underwriting, acquisition and insurance expenses	19,005	20,495	73,044	71,169
Interest expense	133	201	599	867
Other expenses	3,725	4,004	14,082	11,150
	73,040	64,916	259,894	225,121
Income (loss) before taxes	(3,402)	11,005	16,586	42,141

Income tax expense (benefit)	(1,982)	792	3,051	12,863
Net income (loss)	$(1,420)	$10,213	$13,535	$29,278

Basic earnings (losses) per share	$(0.07)	$0.50	$0.65	$1.43
Diluted earnings (losses) per share	$(0.07)	$0.48	$0.63	$1.38

Weighted average basic shares outstanding	20,736,168	20,593,132	20,702,572	20,498,305
Weighted average diluted shares outstanding	21,590,676	21,366,581	21,515,153	21,232,762

Net loss ratio (2)	80.6%	59.2%	70.0%	56.7%
Net underwriting expense ratio (3)	30.6%	30.2%	29.8%	28.5%
Net combined ratio (4)	111.2%	89.4%	99.8%	85.2%

(1)	Gross and net premiums written for the periods indicated were as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(in thousands)
Gross premiums written	$80,355	$78,856	$290,002	$270,344
Net premiums written	73,025	75,261	262,768	255,824

(2)	The net loss ratio is calculated by dividing loss and loss adjustment expenses for the period less claims service income by the net premiums earned for the period.

(3)	The net underwriting expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period less other service income by the net premiums earned for the period.

(4)	The net combined ratio is the sum of the net loss ratio and the net underwriting expense ratio.